Exhibit 99.1

Contact: Yvonne Gill
October 21, 2010	570-724-0247
yvonneg@cnbankpa.com

CITIZENS & NORTHERN CORPORATION DECLARES DIVIDEND

FOR IMMEDIATE RELEASE

WELLSBORO, PA - Directors of Citizens & Northern Corporation, parent company of Citizens & Northern Bank, have declared a regular quarterly cash dividend of $0.12 per share. The record date is November 1, 2010 and it is payable on November 12, 2010 to shareholders of record.  The amount is increased from the previous dividend of $0.10 per share, which was paid in July, 2010. A dividend of $0.09 per share was paid in May and an $0.08 dividend was paid in February.

Declaration of the dividend was made at the October 21, 2010 meeting of the C&N Board of Directors.

Citizens & Northern Corporation is the parent company of Citizens & Northern Bank.  Citizens & Northern Bank is a local, independent community bank providing complete financial, investment and insurance services through 26 full service offices throughout Bradford, Cameron, Lycoming, Potter, McKean, Steuben, Sullivan and Tioga Counties. C&N can be found on the worldwide web at www.cnbankpa.com. The Corporation’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.